Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2021

Watseka, Illinois, August 31, 2021 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $5.3 million, or $1.76 per basic share and $1.74 per diluted share for the fiscal year ended June 30, 2021, compared to $4.2 million, or $1.37 per basic share and $1.35 per diluted share for the fiscal year ended June 30, 2020.  The Company also announced net income of $993,000, or $0.33 per basic share and $0.32 per diluted share for the three months ended June 30, 2021, compared to $1.4 million, or $0.45 per basic share and diluted share for the three months ended June 30, 2020.

Net income increased $1.1 million, or 26.0%, to $5.3 million for the year ended June 30, 2021, from $4.2 million for the year ended June 30, 2020.  As of June 30, 2021, the COVID-19 pandemic has not had a significant negative impact on our financial condition and results of operations.  While the general element of our allowance for loan losses increased in our prior fiscal year due to COVID-related changes in the economic forecast, the majority of our provisions for loan losses in the year ended June 30, 2021, were due to loan growth, a change in loan portfolio mix, and to a lesser extent, additional reserves for all loans that remain under temporary COVID-19 modifications.

For the year ended June 30, 2021, net interest income was $20.2 million, compared to $18.3 million for the year ended June 30, 2020.  Interest income decreased to $24.4 million for the year ended June 30, 2021, from $27.0 million for the year ended June 30, 2020.  Interest expense decreased to $4.2 million for the year ended June 30, 2021, from $8.7 million for the year ended June 30, 2020.  Our interest income could be reduced in the future due to COVID-19.  In keeping with guidance from regulators, we are executing payment deferrals for our lending clients that are adversely affected by the pandemic.  A total of 139 loans with current balances of $72.1 million have received COVID-19 modifications.  These modifications allowed borrowers to defer the principal component of loan payments for up to six months, and in certain circumstances additional modifications were allowed.  As of June 30, 2021, 132 of these loans totaling $66.1 million have returned to principal and interest payments, leaving 7 loans for $6.0 million still under temporary modifications.

Non-interest income increased to $6.3 million for the year ended June 30, 2021, from $4.8 million for the year ended June 30, 2020.  Our fee income could be reduced due to the effects of COVID-19.  We are working with COVID-19 affected customers by temporarily waiving fees when appropriate, including insufficient funds and overdraft fees, and ATM fees. At this time, we do not anticipate that decreases in our fee income will have a material impact on our net income.

Non-interest expense increased to $18.2 million for the year ended June 30, 2021, from $17.1 million for the year ended June 30, 2020.  For the year ended June 30, 2021, income tax expense totaled $2.0 million compared to $1.6 million for the year ended June 30, 2020.

Total assets at June 30, 2021 were $797.3 million compared to $735.5 million at June 30, 2020.  Cash and cash equivalents increased to $62.7 million at June 30, 2021, from $33.5 million at June 30, 2020.  This increase was primarily due to an increase in deposits from public entities.  One public entity collects real estate taxes in two installments, due in June and September, and then makes distributions from the account in early July and September.  Amounts received prior to June 30, and subsequently distributed the first week of July were $55.6 million and $45.3 million in 2021 and 2020, respectively.

Investment securities increased to $189.9 million at June 30, 2021, from $162.4 million at June 30, 2020.  Net loans receivable increased to $513.4 million at June 30, 2021, from $509.8 million at June 30, 2020.  While we closed 666 loans for a total of $44.8 million through the Paycheck Protection Program (“PPP”), after SBA forgiveness to date, we have 364 loans totaling $20.6 million remaining in our portfolio as of June 30, 2021.  Deposits increased to $667.6 million at June 30, 2021, from $601.7 million at June 30, 2020.  Total borrowings, including repurchase agreements, decreased to $34.2 million at June 30, 2021 from $41.2 million at June 30, 2020.   Stockholders’ equity increased to $85.3 million at June 30, 2021 from $82.6 million at June 30, 2020.

The allowance for loan losses increased $365,000 to $6.6 million at June 30, 2021, from $6.2 million at June 30, 2020.  The increase was the result of a provision for loan losses of $844,000, partially offset by net charge-offs of $479,000.

As announced on August 11, 2021, IF Bancorp, Inc. will pay a cash dividend of $0.175 per common share on or about October 15, 2021, to stockholders of record as of the close of business on September 24, 2021.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

Cautionary Note Regarding Forward-Looking Statements

 This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential."  These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors (“Risk Factors”) that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened.  As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may be negatively impacted as a result of the COVID-19 pandemic;

•
the COVID-19 pandemic may continue to have a negative impact on the economy and overall financial stability of us, the communities where we have our branches, the state of Illinois and the United States, and may also exacerbate the effects of the other Risk Factors;

•	if the economy is unable to fully reopen, and increased levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase;

•	limitations may be placed on our ability to foreclose on properties during the pandemic;

•
we have continued to accrue interest and fees on loans to customers that have been negatively impacted by COVID-19 and who have been permitted to defer payments in accordance with regulatory guidance.  Should eventual credit losses on these loans with deferred payments emerge, interest income and fees accrued would need to be reversed;

•	litigation, regulatory enforcement risk and reputation risk regarding our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	collateral for loans, especially real estate, may decline in value;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties;

•	the net worth and liquidity of loan guarantors may decline;

•
as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our semi-annual cash dividend;

•	actions taken by the federal, state or local governments to cushion the impact of COVID-19 on consumers and businesses may have a negative impact on us and our business;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	our wealth management revenues may decline with continuing market turmoil;

•
the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us;

•	our cyber security risks are increased by the COVID-19 pandemic as the result of an increase in the number of employees working remotely; and

•	FDIC premiums may increase if the agency experience additional resolution costs.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2021	Quarter Ended June 30, 2020	Year Ended June 30, 2021	Year Ended June 30, 2020
	(unaudited)	(unaudited)	(unaudited)
Interest income	$5,928	$6,386	$24,357	$26,982
Interest expense	711	1,615	4,178	8,694
Net interest income	5,217	4,771	20,179	18,288
Provision for loan losses	679	(70)	844	128
Net interest income after provision for loan losses	4,538	4,841	19,335	18,160
Non-interest income	1,397	1,349	6,258	4,810
Non-interest expense	4,591	4,283	18,212	17,086
Income before taxes	1,344	1,907	7,381	5,884
Income tax expense	351	536	2,034	1,639

Net income	$993	$1,371	$5,347	$4,245

Earnings per share (1):
Basic	$0.33	$0.45	$1.76	$1.37
Diluted	$0.32	$0.45	$1.74	$1.35

Weighted average shares outstanding (1):
Basic	3,045,520	3,026,275	3,038,303	3,103,339
Diluted	3,103,955	3,036,033	3,078,867	3,148,032

Performance Ratios
	Year Ended June 30, 2021	Year Ended June 30, 2020
	(unaudited)
Return on average assets	0.72%	0.61%
Return on average equity	6.34%	5.30%
Net interest margin on average interest earning assets	2.86%	2.75%
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Footnotes on following page

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	Year Ended June 30, 2021	Year Ended June 30, 2020
	(unaudited)
Assets	$797,341	$735,517
Cash and cash equivalents	62,735	33,467
Investment securities	189,891	162,394
Net loans receivable	513,371	509,817
Deposits	667,632	601,700
Total borrowings, including repurchase agreements	34,245	41,238
Total stockholders’ equity	85,304	82,564
Book value per share (2)	26.33	25.48
Average stockholders’ equity to average total assets	11.40%	11.55%

Asset Quality
(Dollars in thousnads)
	Year Ended June 30, 2021	Year Ended June 30, 2020
	(unaudited)
Non-performing assets (3)	$411	$1,095
Allowance for loan losses	6,599	6,234
Non-performing assets to total assets	0.05%	0.15%
Allowance for losses to total loans	1.27%	1.21%
Allowance for losses to total loans excluding PPP loans (4)	1.32%	1.27%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,240,376 at both June 30, 2021 and 2020, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4)	Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government.